AN OFFERING CIRCULAR PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING CIRCULAR FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING CIRCULAR IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

TRP Fund VII LLC

$50,000,000 of

8% Preferred Membership Interests

Minimum purchase: $1,000 in Membership Interests

We are offering a minimum of $5,000,000 of 8% Preferred Membership Interests and a maximum of $50,000,000 of 8% Preferred Membership Interests on a “best efforts” basis. If $5,000,000 in subscriptions for the membership interests (the “Minimum Offering”) are not deposited in escrow on or before December 31, 2016 (the “Minimum Offering Period”), all subscriptions will be refunded to subscribers without deduction or interest. Subscribers have no right to a return of their funds during the Minimum Offering Period. If this minimum offering amount has been deposited by December 31, 2016, the offering may continue until the earlier of _____________, 2017 (which date may be extended at our option) or the date when all membership interests have been sold. See “Plan of Distribution” and “Securities Being Offered” for a description of our equity structure.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

There is currently no trading market for our membership interests, and no trading market is likely to exist in the future.

These are speculative securities. Investing in our membership interests involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 4.

			Underwriting
	Amount Membership	Price to	discounts and
	interests	Public	commissions	Proceeds to issuer

Per Dollar:	$1.00	$1.00	$0	$1.00
Total Minimum:	$5,000,000	$5,000,000	$0	$5,000,000
Total Maximum:	$50,000,000	$50,000,000	$0	$50,000,000

(1)         We do not intend to use commissioned sales agents or underwriters.

(2)         Does not include expenses of the offering, including costs of blue sky compliance, and marketing expenses, estimated to be $200,000. See “Plan of Distribution”.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

We are providing the disclosure in the offering circular format prescribed by Part II of Form 1-A.

180 Newport Center Drive, Suite 230

Newport Beach, CA 92660

(949) 640-0600

The date of this offering circular is April 15, 2016

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING CIRCULAR, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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OFFERING SUMMARY

The following summary highlights selected information contained in this offering circular. This summary does not contain all of the information that may be important to you. You should read the more detailed information contained in this offering circular, including, but not limited to, the risk factors beginning on page 4. References to “we,” “us,” “our,” or the “company” mean TRP Fund VII LLC.

Our Company

TRP Fund VII LLC (the “Company”), is a Delaware limited liability company, the managing member of which is TRP Management VII LLC, a Delaware limited liability company (the “Managing Member”). The net proceeds of this offering will be used primarily to source and acquire residential and commercial properties in Edmonton and Calgary, Canada, and to renovate, lease, operate and maintain such properties. At the discretion of our Managing Member, however, we may invest in other types of properties and in properties in other geographic areas.

This Offering

Securities offered:	Minimum of $5,000,000 of 8% preferred membership interests. Maximum of $50,000,000 of 8% preferred membership interests.

Preferred Return:	A preferred return shall accrue on the members’ unreturned capital contributions at a rate of eight percent (8%) per annum (cumulative, but not compounded). All accepted subscriptions shall be placed in a subscription holding account, and transferred to an operating account at such time as the funds are required to acquire or renovate properties, acquire other assets, or are otherwise required for operating capital. Preferred returns shall not commence accruing on subscription amounts until such time as the applicable funds are transferred to our operating account. The Managing Member may, in its sole discretion, determine which members’ capital contribution are transferred to the operating account and need not transfer funds on a pro rata or first in basis. The Managing Member may base such determination on the size of the capital contribution made by the applicable member, the timing of the member’s capital contribution or on any other factors.

Carried Interest:	Our Managing Member holds a carried interest, which entitles it to receive 30% of the distributions, profits and losses of the Company, subject to the distribution provisions outlined below. See “Distributions”.

Distributions:

Our Managing Member shall, at its discretion, determine the timing and amount of distributions. When made, distributions shall be made as follows:

Cash Flow from Operations. Any rental income and other cash flow from operations which is distributed, shall be distributed (1) first, 100% to our members until they have cumulatively received an amount equal to their preferred return that has accrued through the prior quarter; (2) second, 100% to our Managing Member, until our Managing Member has cumulatively received an amount equal to the sum of 30% of the aggregate preferred return that has been paid to our members; and (3) third, 70% to our members, and 30% to our Managing Member.

Cash Flow from Sales. Any cash from the sale or refinancing of any property which is distributed, shall be distributed or paid, (1) first, 100% to our members until they have cumulatively received an amount equal to their preferred return that has accrued through the prior quarter; (2) second, 100% to our members until they have cumulatively received an amount equal to their total capital contributions; (3) third, 100% to our Managing Member, until our Managing Member has cumulatively received an amount equal to the sum of 30% of the aggregate preferred return that has been paid to our members; and (4) fourth, 70% to our members, and 30% to our Managing Member.

Use of proceeds:	The net proceeds of this offering will be used primarily to source and acquire residential and commercial properties in Edmonton and Calgary, Canada, and to renovate, lease, operate and maintain such properties. At the discretion of our Managing Member, however, we may invest in other types of real property and in real property in other geographic areas.

Risk Factors:	Investing in our membership interests involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this offering circular.

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RISK FACTORS

An investment in our membership interests involves substantial risks. You should carefully consider the following risk factors in addition to the other information contained in this offering circular before purchasing membership interests. The occurrence of any of the following risks might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face, but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this offering circular, including statements in the following risk factors, constitute forward-looking statements.

Risks Related to an Investment in the Company

We have no prior operating history, and the prior performance of the principals of our Managing Member or other real estate investment opportunities entered into by our principals may not predict our future results.

We are a recently formed company and have no operating history. As of the date of this offering circular, we have not made any investments, and prior to our initial closing, our total assets will consist of a limited amount of cash advanced by our Managing Member or its affiliates to cover organizational costs, offering costs and other initial operating expenses. You should not assume that our performance will be similar to the past performance of TwinRock Partners, LLC and other affiliates of our Managing Member in other real estate investment opportunities engaged in by them. Our lack of an operating history significantly increases the risk and uncertainty you face in making an investment in our membership interests.

We have minimal operating capital, no significant assets and no revenue from operations.

We have minimal operating capital and for the foreseeable future will be dependent upon our ability to finance our operations from the sale of equity or other financing alternatives.  There can be no assurance that we will be able to successfully raise operating capital.  The failure to successfully raise operating capital could result in our bankruptcy or other events which would have a material adverse effect on us and our members.  We have no significant assets or financial resources, so any such adverse event could put your investment dollars at significant risk.

Our projections and estimates are forward looking and may not be accurate.

Estimates, projections or our goals as to events that may occur in the future or with respect to our future operating or financial performance, including, but not limited to, our pro forma downside, static and base scenarios, and assumptions therein of average rents, effective rents, rent growth, and investor cash-on-cash return, and estimates with respect to our future operating or financial performance and estimated maintenance costs, are based upon the reasonable judgment of our Managing Member and are based on assumptions, data or methods that may be incorrect or imprecise. There is no assurance that actual results, rental and other income, expenses, costs and other items estimated or projected, will be the same, or similar, to those projected or estimated by us. Whether or not financial projections are attained will depend on our achieving our overall business objectives and numerous other factors.

If we are unable to find suitable investments, we may not be able to achieve our investment objectives.

Our ability to achieve our investment objectives depends upon the performance of our Managing Member in the acquisition of investment properties and other assets. In addition, you will have no opportunity to evaluate the economic merits or the terms of our investments before making a decision to invest in us. You must rely entirely on the management abilities of our Managing Member. We cannot assure you that our Managing Member will be successful in sourcing suitable investment properties and assets on financially attractive terms or that, if our Managing Member makes investments on our behalf, our objectives will be achieved. If we, through our Managing Member, are unable to find suitable investment properties promptly, we will hold the proceeds from this offering in an interest-bearing account. If we would continue to be unsuccessful in locating suitable investments, we may ultimately decide to liquidate. In the event we are unable to timely locate suitable investments, we may be unable or limited in our ability to pay distributions and we may not be able to meet our investment objectives.

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We may suffer from delays in locating suitable investment properties, which could limit our ability to make distributions and lower the overall return on your investment.

We rely upon our Managing Member’s real estate professionals, including Mr. Alexander Philips and Mr. Michael M. Meyer, to identify suitable investment properties and assets. To the extent that our Managing Member’s real estate professionals face competing demands upon their time in instances when we have capital ready for investment, we may face delays in execution. Further, because we have no pre-selected assets, it may be difficult for us to invest the net offering proceeds promptly and on attractive terms. Delays we encounter in the selection and origination of real property transactions would likely limit our ability to pay distributions to our members and lower their overall returns.

We may change our targeted investments and investment guidelines without member consent.

While we plan on investing primarily in commercial and residential properties primarily in Calgary and Edmonton Canada, our Managing Member may change our investment strategy at any time, without the consent of our members, which could result in our investing in properties that are different from and possibly riskier than, the investments described in this offering circular, including, but not limited to, properties in other geographic areas. A change in our investment strategy may adversely affect the value of our membership interests and our ability to make distributions to you.

The market in which we participate is competitive and, if we do not compete effectively, our operating results could be harmed.

We face competition from various entities for real estate investment opportunities, including REITs, pension funds, insurance companies, investment funds and developers. Many of these competitors have substantially greater financial resources than we have and may be able to accept more risks or may prove better able to diversify and reduce their risk exposure by investing in a larger number of assets and/or in a larger geographic area. In the future, competition from these entities may reduce the number of suitable investment opportunities available to us or increase the bargaining power of property owners seeking to sell. Further, market conditions might deteriorate to the point that the market offers significant rental concessions to attract tenants. These concessions could adversely affect our ability to maintain or raise rents and could adversely affect our ability to attract or retain tenants. Additionally, our ability to compete depends upon, among other factors, economic trends, investment alternatives, financial condition and operating results of current and prospective tenants, availability and cost of capital, construction and renovation costs, taxes, governmental regulations, legislation and population trends. See “Business - Competition”.

Risks related to Real Estate Investments

Real estate investments will be subject to risks inherent in ownership of real estate.

Real estate cash flows and values are affected by a number of factors, including competition from other available properties and our ability to provide adequate property maintenance and insurance and to control operating costs. Real estate cash flows and values are also affected by such factors as government regulations (including zoning, usage and tax laws), interest rate levels, the availability of financing, property tax rates, utility expenses, potential liability under environmental and other laws and changes in environmental and other laws. Commercial real estate equity investments that we make will be subject to such risks.

Real estate investment is inherently speculative.

Events and conditions that are beyond our control may decrease cash available for distribution and the value of our assets. These events include:

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•	local oversupply, increased competition or reduced demand for residential or commercial space,

•	inability to collect rent from tenants,

•	vacancies or our inability to vacant units on favorable terms,

•	increased operating costs, including repairs and maintenance, insurance premiums, interest rates, utilities and real estate taxes,

•	the ongoing need for capital improvements,

•	costs of complying with changes in governmental regulations, including tax laws and city zoning laws,

•	the relative illiquidity of real estate investments,

•	changing submarket demographics, and

•	civil unrest, acts of war and natural disasters, including earthquakes, floods, tornados and fires, which may result in uninsured and underinsured losses, or

In addition, we could experience a general decline in rents or an increased incidence of defaults under our leases if any of the following occur:

•	periods of economic slowdown or recession, and other adverse economic conditions affecting property values, including, but not limited to, population decreases, household income decreases, foreclosures, mortgage and other credit availability and governmental policies,

•	rising interest rates,

•	declining demand for real estate, or

•	the public perception that any of these events may occur.

Any of these events could adversely affect our financial condition, results of operations, cash flow, ability to satisfy our debt service obligations and ability to realize long term gains on our capital investments.

Third party debt obligations expose us to increased risk.

We intend to use third party debt to finance a portion of the purchase price of some or all of the properties we purchase and may later refinance any or all such properties. The use of third party debt may have adverse consequences to us, including the following:

•	Required payments of principal and interest may be greater than our cash flow from operations;

•	We may be forced to dispose of one or more properties, possibly on disadvantageous terms, to make payments on any then-outstanding debt;

•	If we default on our debt obligations, the lender or mortgagee may foreclose on one or more of our properties and we may incur recourse liability with respect to any deficiency resulting from such foreclosure;

•	A foreclosure on a property will be treated as a sale of such property for a purchase price equal to the outstanding balance of the secured debt on such property. If the outstanding balance of the secured debt exceeds our tax basis in such property, we and our members would recognize taxable income on foreclosure without realizing any accompanying cash proceeds to pay the tax; and

•	A default on a loan for one property may result in cross-defaults on loans we have on other properties.

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Uninsured and underinsured losses could adversely affect us.

We intend to carry general liability insurance, fire and extended coverage, covering our properties. We believe that the policy specifications and insured limits we will carry will be adequate given the relative risk of loss, cost of the coverage and standard industry practice. We may discontinue certain coverage, or may elect not to procure such coverage, in the future if the cost of the premiums for any of the policies exceeds, in our judgment, the value of the coverage discounted for the risk of loss. If we experience a loss that is uninsured or that exceeds policy limits, we could lose any capital invested in such properties as well as the anticipated future cash flows from such properties. In addition, if any property is subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if the property is irreparably damaged.

Our investments are illiquid and we may not be able to vary our portfolio in response to changes in economic and other conditions.

The illiquidity of our investments may make it difficult for us to sell such investments if the need or desire arises. If we are required to liquidate all or a portion of our properties quickly, we may realize significantly less than the value at which we have previously purchased them and our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations and financial condition.

Disruptions in the financial markets.

Uncertainty in the credit markets may negatively impact our ability to access additional debt financing or to refinance existing debt maturities on favorable terms (or at all), which may negatively affect our ability to maintain our properties. A prolonged downturn in the credit markets may cause us to seek alternative sources of potentially less attractive financing, and may require us to adjust our business plan accordingly.

Risks Related to Our Organization and Structure

Our members do not elect or vote on our Managing Member and have limited ability to influence decisions regarding our business.

Our operating agreement provides that the assets, affairs and business of our company will be managed under the direction of our Managing Member.  Our members do not elect or vote on our Managing Member, and, unlike the holders of shares in a corporation, have only limited voting rights on matters affecting our business, and therefore limited ability to influence decisions regarding our business.

Certain provisions of our operating agreement and Delaware law could hinder, delay or prevent a change of control of our company.

Certain provisions of our operating agreement and Delaware law could have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change of control of our company. See “Securities Being Offered - Certain Anti-Take Over Effects”.

Our operating agreement limits the personal liability of our Managing Member and its affiliates, and requires us to indemnify our Managing Member and its affiliates.

Our operating agreement provides that to the fullest extent permitted by applicable law, our Managing Member, and its managers, officers, and affiliates will not be liable to us. In addition, we have agreed to indemnify our Managing Member, its members, managers and their respective officers and employees, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the company and attorney’s fees and disbursements) arising from the performance of any of their obligations or duties in connection with their service to us or the operating agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of being or having been our Managing Member or one of our Managing Member’s directors or officers. These limitations of liability and indemnity provisions are detrimental to you because they restrict the remedies available to you for actions that without those limitations might constitute breaches of duty, including fiduciary duties. By purchasing our membership interests, you will be treated as having consented to the provisions set forth in the operating agreement, which appears as Exhibit 2.2 to the Offering Statement of which this offering circular forms a part. See “Securities Being Offered - Liability and Indemnification of Managing Member and its Affiliates”.

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By purchasing membership interests in this offering, you are bound by the arbitration provisions contained in our subscription agreement, which limits your ability to bring class action lawsuits or seek remedy on a class basis.

By purchasing membership interests in this offering, our members agree to be bound by the arbitration provisions contained in Section 7 of our subscription agreement which is Exhibit 2.2 to the Offering Statement of which this offering circular forms a part. Such arbitration provision applies to claims that may be made regarding this offering and, among other things, limits the ability of investors to bring class action lawsuits or similarly seek remedies on a class basis. The subscription agreement allows for either us or an investor to elect to enter into binding arbitration in the event of any claim in which we and the investor are adverse parties, including claims regarding this offering. If one or more investors file a claim against us and we elect to invoke the arbitration clause, the members would lose the ability to seek redress in court and would be required to submit the dispute to arbitration. These restrictions on the ability to bring a class action lawsuit is likely to result in increased costs, both in terms of time and money, to individual investors who wish to pursue claims against us.

Because no public trading market for membership interests currently exists, it will be difficult for you to sell your membership interests and, if you are able to sell your membership interests, you will likely sell them at a substantial discount to the price you paid for them.

Our operating agreement does not require our Managing Member to seek member approval to liquidate our assets by a specified date, nor does our operating agreement require our Managing Member to list our membership interests for trading on a national securities exchange by a specified date, or at all. There is no public market for our membership interests and we currently have no plans to list our membership interests on a stock exchange or other trading market. Until our membership interests are listed, if ever, you may not sell your membership interests unless the buyer meets the applicable suitability and minimum purchase standards. In addition, our operating agreement contains certain restrictions on the transferability of your membership interests. Therefore, it will be difficult for you to sell your membership interests promptly or at all. If you are able to sell your membership interests, you would likely have to sell them at a substantial discount to the price you paid for them. See “Securities Being Offered - Transferability of Membership Interests”.

Your interest in us will be diluted if we issue additional membership interests, which could reduce the overall value of your investment.

Potential investors in this offering do not have preemptive rights to acquire any membership interests we issue in the future. Under our operating agreement, we have authority to issue an unlimited number of additional membership interests or other securities. Depending upon the terms and pricing of any additional offerings and the value of our investments, you may experience dilution in the book value and fair value of your membership interests. See “Ownership and Dilution”.

The interests of our Managing Member, its principals and its other affiliates may conflict with your interests.

The interests of our Managing Member, its principals and its other affiliates may conflict with your interests. By acquiring an interest in us, and executing the operating agreement which appears as Exhibit 2.2 to the Offering Statement of which this offering circular forms a part, you will be deemed to have (a) acknowledged the existence of the actual and potential conflicts of interest described herein and to have consented to and waived such conflicts of interest, and (b) waived any claims that our Managing Member’s or its affiliates’ activities described above, will violate the corporate opportunity doctrine, or any fiduciary duty to us or you, or any duty to our creditors. See “Interests of Management and Others in Certain Transactions”.

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Preferred returns will not begin to accrue on subscription amounts until we make use of such subscription amounts.

All accepted subscriptions will be placed in a subscription holding account, and transferred to an operating account at such time as the funds are required to acquire or renovate properties, acquire other assets, or for operating capital. Preferred returns will not commence accruing on subscription amounts until such time as the applicable funds are transferred to our operating account. Therefore, the preferred return may not commence accruing on your invested capital for an indefinite period of time. In addition, the Managing Member may, in its sole discretion, determine which members’ capital contribution are transferred to the operating account and need not transfer funds on a pro rata or first in basis. The Managing Member may base such determination on the size of the capital contribution made by the applicable member, the timing of the member’s capital contribution or on any other factors.

If our Managing Member fails to retain its key personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

 Our success depends in substantial part upon the skill and expertise of our Managing Member and its managing member, TwinRock Partners, LLC, and its principals, Alexander Philips and Michael M. Meyer, who would be difficult to replace. You will be relying entirely on our Managing Member and its managing members, and their employees, to manage our affairs. Therefore, you must rely on the ability of our Managing Member to make appropriate investment decisions and to manage our properties. In addition, our Managing Member is required to devote such time to our business and affairs as is necessary to carry out our Managing Member’s duties set forth our operating agreement, however, our Managing Member is not required to devote its full time efforts to us. Also, our members have very limited rights to remove our Managing Member. Therefore, you should not purchase our membership interests unless you are willing to entrust all aspects of our management to our Managing Member.

Risks Related to Compliance and Regulation

We are offering our membership interests pursuant to recent amendments to Regulation A promulgated pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to Tier 2 issuers will make our membership interests less attractive to investors as compared to a traditional initial public offering.

As a Tier 2 issuer, we will be subject to scaled disclosure and reporting requirements, as compared to a traditional initial public offering, which may make an investment in our membership interests less attractive to investors who are accustomed to enhanced disclosure and more frequent financial reporting. If our scaled disclosure and reporting requirements, or regulatory uncertainty regarding Regulation A, reduces the attractiveness of our membership interests, we may be unable to raise the funds necessary to commence operations, or to develop a diversified portfolio of real estate investments, which could severely affect the value of our membership interests.

Requirement to register under the Investment Company Act and Investment Adviser Act.

The SEC heavily regulates the manner in which “investment companies,” “investment advisors,” and “broker-dealers” are permitted to conduct their business activities. We believe we will conduct our business in a manner that does not result in us being characterized as an investment company, an investment advisor or a broker-dealer, as we do not believe that we will engage in any of the activities that require registration under the Investment Company Act of 1940, the Investment Advisor’s Act of 1940 or any similar provisions under state law. We intend to continue to conduct our business in such manner. If, however, we are deemed to be an investment company, an investment advisor, or a broker-dealer, we may be required to institute burdensome compliance requirements and our activities may be restricted, which would affect our business to a material degree. The loss or potential loss of our exclusion from regulation pursuant to the Investment Company Act, the Investment Advisors Act or any related state exemptions, could require us to restructure our operations, sell certain of our assets or abstain from the purchase of certain assets, which could have an adverse effect on our financial condition and results of operations.

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USE OF PROCEEDS

The net proceeds of this offering will be used primarily to source and acquire residential and commercial properties in Edmonton and Calgary, Canada, and to renovate, lease, operate and maintain such properties. At the discretion of our Managing Member, however, we may invest in other types of properties and in properties in other geographic areas.

Accordingly, we expect to use the net proceeds as follows:

	Minimum Offering		Maximum Offering
	Amount	Percentage	Amount	Percentage
Real estate investment	$4,200,000	84.00%	$48,750,000	95.50%
Offering and Organizational Expenses	$250,000	5.00%	$250,000	0.50%
Due Diligence Fees	$500,000	10.00%	$500,000	1.00%
Working capital	$50,000	1.00%	$500,000	1.00%

TOTAL	$5,000,000	100.00%	$50,000,000	100.00%

The foregoing information is an estimate based on our current business plan. We may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and we will have broad discretion in doing so. Pending these uses, we intend to invest the net proceeds of this offering in short-term, interest-bearing securities. The foregoing excludes an acquisition fee equal to 1.0% of the purchase price and budgeted capital improvements of any properties we purchase, which shall be paid at the closing of such acquisition to the Managing Member.

The proceeds of this offering will not be used to compensate or otherwise make payments to our Managing Member or any officer, employee or manager of the issuer or any of its subsidiaries, except for the reimbursement of offering expenses and other operating expenses paid for by our Managing Member or its affiliates, and a due diligence fee in the amount of $500,000 to be paid to our Managing Member. See “Management Compensation”.

We intend to use debt, together with the proceeds of this offering, to finance some or all of the properties and assets we purchase, in order to provide more funds available for investment.

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BUSINESS

Our Company

We were organized as a Delaware limited liability company on March 21, 2016. We were established for the purpose of investing in office, industrial and multi-family properties primarily in Calgary and Edmonton, Alberta, Canada, however, we may invest in other types of properties or properties in other geographic areas. Our Managing Member is TRP Management VII LLC, a Delaware limited liability company. TRP Management VII LLC, is wholly owned and managed by TwinRock Partners, LLC, a Delaware limited liability company. See “Management”.

Market Overview and Opportunity

We believe that the near and intermediate-term market for investment in select commercial real estate properties, commercial real estate equity investments, joint venture equity investments, and other real-estate related assets in Canada, and especially Calgary and Edmonton Canada, is compelling from a risk-return perspective. We believe that the following market conditions create a favorable investment environment:

•	According to a 2012 OECD survey, Canada is the most educated country in the world, with approximately 51% of Canadian adults having attained at least an undergraduate or university degree.
•	Calgary and Edmonton are two of the six most populated cities in Canada.
•	The Canadian dollar compared to the U.S. dollar has recently been at its weakest value in the last 10 years.

US v. Canadian Dollar

Google, https://www.google.com/finance?q=usdcad&ei=wDDzVtj3FOPCigLn9I_4Cw

•	Canada is the world’s 11th largest economy and one of a few developed nations that is a net exporter of energy. Approximately three-quarters of Calgary’s downtown office space is leased by the energy sector.
•	Oil has recently hit its lowest price in the last 12 years resulting in a contraction of the Canadian economy. The dip in the energy sector has reduced jobs, which has resulted in an increase in office vacancies. To further complicate matters there is a significant amount of office buildings under construction that will add to the softer market.
•	As of December 2015, Alberta’s unemployment rate was 7.0%, the highest since April 2010.
•	Alberta has low corporate tax rates and no provincial sales taxes, which is expected to positively impact growth.
•	The Alberta government is planning to spend approximately $34B over the next five years on infrastructure and job creation to help boost economic activity.
•	Edmonton is building a new arena for the Edmonton Oilers hockey team, which is projected to be completed before the 2016-2017 season. This new arena is the centerpiece around the “Ice District” which has helped boost economic activity in Edmonton.

Investment Strategy

We intend to use substantially all of the proceeds of this offering to originate, acquire, manage, operate, selectively leverage, hold and opportunistically sell multifamily and mixed use properties, office properties, retail properties, industrial properties and/or commercial real estate in Calgary and Edmonton, Alberta, Canada.

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Our investment strategy is to take advantage of the recent downturn in oil prices, the weak Canadian dollar and to capitalize on what we believe are currently under-valued and distressed areas in Alberta, Canada. As a result of these and other economic conditions, vacancies are high and rents are low.

We believe that by purchasing property while vacancies are high and rents are low, we can acquire properties at opportunistic prices. With our proactive management, aggressive marketing and leasing, and by strategically lowering operational expenses, we believe we can maintain and improve the performance of the properties we purchase, and fully capitalize on future rent and pricing growth. We anticipate holding our properties for between 5 and 7 years from acquisition.

In addition to purchasing properties in fee simple, we may enter into joint ventures, partnerships, tenant-in-common investments or other co-ownership arrangements with third parties as well as entities affiliated with our Managing Member, for the acquisition, development or improvement of properties.

We are not limited in the number or size of properties we may acquire or the percentage of net proceeds of this offering that we may invest in a single property. The number and mix of properties we acquire will depend upon real estate and market conditions and other circumstances existing at the time we acquire our properties and the amount of proceeds we raise in this offering. In addition, while we intend to initially focus on acquiring properties in Edmonton and Calgary, Canada, we may acquire properties in other geographical areas.

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We believe that our investment strategy, combined with the experience and expertise of our Managing Member’s principals, will provide opportunities to originate investments with attractive long-term equity returns and strong structural features, thereby taking advantage of changing market conditions in order to seek the best risk-return dynamic for our members.

Investment Process

We will follow investment guidelines adopted by our Managing Member. Our Managing Member has the authority to make all decisions regarding our investments, and may change our investment objectives at any time without the approval of our members.

Our Managing Member will focus on the sourcing, acquisition and management of real estate. It will source our investments from new or existing customers, former and current financing and investment partners, third party intermediaries, and competitors looking to share risk and investment.

In selecting investments for us, our Managing Member will utilize our Managing Member’s established investment and underwriting process, which focuses on ensuring that each prospective investment is being evaluated appropriately. The criteria that our Managing Member will consider when evaluating prospective investment opportunities include, but are not limited to:

•	macroeconomic conditions that may influence operating performance;

•	real estate market factors that may influence real estate valuations, real estate lending and/or economic performance of real estate generally;

•	analysis of the real estate, including tenant rosters, lease terms, zoning, operating costs and the asset’s overall competitive position in its market;

•	real estate and leasing market conditions affecting the real estate;

•	existing and potential cash flow;

•	estimated costs and timing of required capital improvements;

•	review of third-party reports, including appraisals, engineering and environmental reports;

•	physical inspections; and

•	the overall structure of the investment.

Borrowing Policy

We intend to use debt to partially finance some or all of the properties we purchase, in order to provide more funds available for investment. We believe use of structured leverage will help us achieve our diversification goals and potentially enhance the returns on our investments

Competition

Our success depends, in large part, on our ability to source, acquire and manage attractive investments. We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, REITs, private real estate funds, and other entities engaged in real estate investment activities, many of which have greater financial resources and lower costs of capital available to them than we have. Many of these competitors have acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for the investments suitable for us. Competitive variables include market presence and visibility, amount of capital to be invested per project and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential investments than we are, our investment volume and profit margins for our investment portfolio could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

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Investment Company Act Considerations

We intend to conduct our operations so that we are not required to register as investment company under the Investment Company Act.

Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We intend, directly or through our subsidiaries, to originate, invest in and manage a diversified portfolio of commercial real estate investments. We anticipate that we will acquire and hold real estate and real estate-related assets (i) directly, (ii) through wholly-owned subsidiaries, (iii) through majority-owned joint venture subsidiaries, and, (iv) to a lesser extent, through minority-owned joint venture subsidiaries. We may also invest, to a limited extent, in commercial real estate loans, as well as commercial real estate-related debt securities and other real estate-related assets.

We will monitor our compliance with the 40% test and the holdings of our subsidiaries to ensure that we are in compliance with an applicable exemption or exclusion from registration as an investment company under the Investment Company Act. In addition, we believe that neither we nor certain of our subsidiaries will be considered investment companies under Section 3(a)(1)(A) of the Investment Company Act because we and they will not engage primarily or hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we and such subsidiaries will be primarily engaged in non-investment company businesses related to real estate. Consequently, we and our subsidiaries expect to be able to conduct our operations such that none will be required to register as an investment company under the Investment Company Act.

The loss or potential loss of our exclusion from regulation pursuant to the Investment Company Act could require us to restructure our operations, sell certain of our assets or abstain from the purchase of certain assets, which could have an adverse effect on our financial condition and results of operations.

Other Government Regulations

Our business will be subject to many laws and governmental regulations. Changes in these laws and regulations, or their interpretation by agencies and courts, occur frequently. Under various environmental laws, a current or previous owner or operator of any real property we purchase may be held liable for the costs of removing or remediating hazardous or toxic substances. These laws may impose clean-up responsibility and liability without regard to whether the owner or operator was responsible for, or even knew of, the presence of the hazardous or toxic substances. In addition the properties we acquire will likely be subject to various regulatory requirements, such as zoning and fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. We intend to acquire properties that are in material compliance with all such regulatory requirements. However, we cannot assure you that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by us and could have an adverse effect on our financial condition and results of operations.

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Legal Proceedings

There are no legal proceedings material to our business or financial condition pending and, to the best of our knowledge, there are no such legal proceedings contemplated or threatened.

Properties

Our principal office is located at 180 Newport Center Drive, Suite 230, Newport Beach, California. We lease office space, free of charge, from TwinRock Partners, LLC, the managing member of our Manager. We have not yet purchased any investment properties.

Employees

As of April 1, 2016, we had no employees. Our Managing Member handles all of our operations and management.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

General

As of the date of this offering circular, we have not yet commenced active operations. Offering proceeds will be applied to investment in properties and the payment or reimbursement of selling commissions and other fees, expenses and uses as described throughout this offering circular. We will experience a relative increase in liquidity as we receive additional proceeds from the sale of membership interests and a relative decrease in liquidity as we spend net offering proceeds in connection with the acquisition and operation of our properties or other investments.

Further, we have not entered into any arrangements creating a reasonable probability that we will acquire a specific property or other asset. The number of properties and other assets that we will acquire will depend upon the amount of membership interests sold and the resulting amount of the net proceeds available for investment in properties and other assets. All accepted subscriptions shall be placed in a subscription holding account, and transferred to an operating account at such time as the funds are required to acquire or renovate properties, acquire other assets, or are otherwise required for operating capital. Preferred returns shall not commence accruing on subscription amounts until such time as the applicable funds are transferred to our operating account.

We intend to make reserve allocations as necessary to aid our objective of preserving capital for our investors by supporting the maintenance and viability of properties we acquire in the future. If reserves and any other available income become insufficient to cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, refinancing properties, liquidating our investment in one or more assets or raising more equity capital. There is no assurance that such funds will be available, or if available, that the terms will be acceptable to us. Additionally, our ability to borrow additional funds will be limited by the restrictions placed on our and our subsidiaries' borrowing activities by our lenders.

Results of Operation

Having not commenced active operations, we have not acquired any properties or other assets, our management is not aware of any material trends or uncertainties, favorable or unfavorable, other than economic conditions affecting our targeted portfolio, the commercial and residential rental real estate industry and real estate generally, which may be reasonably anticipated to have a material impact on the capital resources and the revenue or income to be derived from the operation of our assets.

Liquidity and Capital Resources

We are offering and selling to the public in this offering up to $50,000,000 of membership interests. Our principal demands for cash will be for acquisition costs, including the purchase price of any properties and assets we acquire, improvement costs, real estate commissions, the payment of our operating and administrative expenses, and all continuing debt service obligations. Generally, we will fund our acquisitions from the net proceeds of this offering. We intend to acquire our assets with cash and mortgage or other debt, but we also may acquire assets free and clear of permanent mortgage or other indebtedness by paying the entire purchase price for the asset in cash.

We expect to use debt financing as a source of capital. We have no limits on the amount of leverage we may employ and we expect to use the maximum available leverage.

We anticipate that adequate cash will be generated from operations to fund our operating and administrative expenses, and all continuing debt service obligations. However, our ability to finance our operations is subject to some uncertainties. Our ability to generate working capital is dependent on our ability to attract and retain tenants and the economic and business environments of the various markets in which our properties are located. Our ability to sell our assets is partially dependent upon the state of real estate markets and the ability of purchasers to obtain financing at reasonable commercial rates. In general, we intend to pay debt service from cash flow from operations.

Potential future sources of capital include secured or unsecured financings from banks or other lenders, establishing additional lines of credit, proceeds from the sale of properties, undistributed cash flow, and additional equity investments. Note that, currently, we have not identified any source of financing, other than the proceeds of this offering, and there is no assurance that such sources of financing will be available on favorable terms or at all.

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MANAGEMENT

We operate under the direction of our Managing Member, which is responsible for managing our day-to-day affairs, and implementing our investment strategy. Our Managing Member is wholly owned and controlled by TwinRock Partners, LLC, which is wholly owned and controlled by Alexander Philips and Michael L. Meyer.

Founded in 1998, TwinRock Partners, LLC,, together with high net-worth, ultra-high net-worth, family offices and institutional partners, has invested nearly $750 million into real estate. TwinRock Partners, LLC and its affiliates have invested in multi-family, student housing, office, industrial, retail, self-storage, mixed-use, residential tract developments, residential condominium developments or conversions, and land entitlement and development properties.

TwinRock Partners LLC’s management consists of highly skilled, entrepreneurial professionals who are specialists in commercial and residential real estate.  The team has spent most of their careers investing in, underwriting, consulting and managing assets in all phases of the real estate market cycle and will share in the responsibility for implementing our investment strategy.

Our Managing Member performs its duties and responsibilities pursuant to our operating agreement. Neither our Managing Member, TwinRock Partners, LLC, nor any of their principles or affiliates are required to devote all of their business time to our business and they are only required to devote such time to our affairs as their duties require.

Managing Members of TwinRock Partners, LLC

Neither us or our Managing Member has any employees. As of the date of this offering circular, the managers and key employees of TwinRock Partners, LLC, the managing member of our Managing Member, are as follows:

Name	Age	Position	Term
Alexander Philips	39	Managing Member	2006 - Present
Michael M. Meyer	77	Managing Member	2006 - Present
Shelley McCullough	46	Director of Operations	January 2013 - Present
Viet Bui	28	Associate Director of Investor Relations	August 2013 - Present

Alexander Philips, age 39, a co-founder and manager of TwinRock Partners, LLC, since May 2006, is responsible for the overall strategic direction of the firm’s investment strategy including the development of new investment opportunities, portfolio management and operations.  Prior to forming TwinRock Partners, Mr. Philips was employed with GE Real Estate (GE) as a Director in the North American Equity Investments group, where he was an inaugural member of the GE Real Estate Associate Relationship Managing Member Training Program and the youngest member promoted to Director in the North American Equity Investments group. Prior to joining GE, Mr. Philips was employed at Professional Real Estate Services (PRES) as a Senior Associate in the Acquisition & Investments team, with a primary focus on office and industrial properties as well as multi-family and retail, and where he was responsible for pursuing new investment opportunities, return and valuation analysis, contract negotiations, due diligence coordination, market analysis, investor relations, and debt financing. Prior thereto, Mr. Philips worked in New York for Aareal Bank AG as a Senior Financial Analyst, where he underwrote over $750 million in multi-family, office, retail, hotel, and other real estate assets. Mr. Philips also spent almost four years at Goldman Sachs as an Intermediate Analyst and Donaldson Lufkin & Jenrette as an Analyst in Wealth Management Services, where he successfully obtained the NASD – Series 7, 24, & 63 Licenses.

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Mr. Philips received a Bachelor of Arts Degree from State University of New York at Albany and has a Master's in Business Administration from Pepperdine University with advanced study of international business at Hong Kong University of Science and Technology (HKST) in Hong Kong, China and Austral University (IAE) in Buenos Aires, Argentina. He is a licensed real estate broker in the State of California and his professional affiliations include membership in the National Association of Industrial and Office Properties (NAIOP) and Urban Land Institute (ULI), in which he is an active member on the Small Scale Development Council.

Michael L. Meyer, age 77, founded and has served as a manager of TwinRock Partners, LLC, since May 2006. Mr. Meyer was previously Managing Partner of the E & Y Kenneth Leventhal Real Estate Group of Ernst & Young LLP (EYKL) Orange County Office. Having started with Kenneth Leventhal & Company in Los Angeles in 1963, Mr. Meyer has been active in the Southern California and national real estate industry for over 40 years, and he was a key partner in growing EYKL to become the largest group of real estate accounting and consulting professionals in the nation. Together with partners, Mr. Meyer has invested in shopping centers, office and industrial buildings, multi-family projects, residential tract and condominium developments, mortgages, public storage properties and land developments. He was also a member of two entities that acquired Japanese non-performing real estate bank loans and an office building in Japan.

For outstanding achievements in the real estate industry and community, Mr. Meyer was inducted into the California Building Industry Foundation Hall of Fame in June 1999. He was named the 1999 Chapman University Distinguished Research Awardee and he was the 1998 recipient of the University of California Irvine Graduate School of Management Real Estate Program Lifetime Achievement Award. Mr. Meyer has been honored by the United Way (Alexis de Tocqueville Society Award) and City of Hope (Spirit of Life Award). Mr. Meyer and his wife Nancy received the Humanitarian Award by the British American Business Council in 2005 and they are members of the United Way Tocqueville National Society.

Mr. Meyer is a board member of Opus Bank, KBS Legacy Partners Apartment REIT, KBS Strategic Opportunity REIT, and founder and board member emeritus of the Orange County Forum. He was previously a director of City National Corporation and City National Bank, William Lyon Homes, Paladin Realty Income Properties, the Building Industry Alliance Foundation; chair of United Way’s Alexis de Tocqueville Society; chair of the advisory board of the real estate program and current executive advisory board member of the UCI Merage Graduate School of Business-Center for Real Estate; and Associate of the USC Lusk Center for Real Estate and trustee of South Coast Repertory Theatre. He is also a member of the Urban Land Institute (ULI), and the American Institute and California Society of Certified Public Accountants (CPA).

Shelley McCullough, age, 46 has been Director of Operations since January 2013, and is responsible for the accounting and financial reporting to management and investors. She is also responsible for TwinRock Partners, LLC’s human resources department. Prior to joining TwinRock Partners, Mrs. McCullough served as controller for Professional Accounting Solutions between June 2010 and January 2013. Her prior experience has included working on new home development, mixed use properties, land entitlement and construction projects. Ms. McCullough received her BS in Business Administration with an emphasis in accounting from Northern Kentucky University.

Viet Bui, age 28, has served as Associate Director of Investor Relations, since August 2013, and is responsible for analyzing selected investment opportunities and working directly with management to determine how best to deploy the firm’s capital and manage its assets. Mr. Bui also assists with financing and related activities necessary to close acquisitions and transactions, and with portfolio and asset management, developing ongoing investment strategies, investor relations and investor reporting. Prior to serving as Associate Director of Investor Relations for TwinRock Partners, LLC, Mr. Bui was graduated from New York Law School with a Juris Doctor. Prior thereto, he received a Bachelor of Arts Degree from UCLA.

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MANAGEMENT COMPENSATION

The Company has no employees, does not expect to have employees and does not expect to directly pay compensation to any individuals. Our Managing Member and its affiliates, however, will receive fees and expense reimbursements for services relating to this offering and the investment and management of our assets, although as of the date of this offering circular, no fees, expense reimbursements or other compensation have been paid. The items of compensation are summarized in the following table. Neither our Managing Member nor its affiliates will receive any selling commissions or broker fees in connection with the offer and sale of our membership interests.

Form of Compensation	Amount

Organization and Offering Expenses	To date, our Managing Member and TwinRock Partners, LLC, have paid all organizational and offering expenses on our behalf. Upon receipt of the initial proceeds of this offering, we will reimburse our Managing Member and TwinRock Partners, LLC, for all organizational and offering costs they may incur on our behalf.

Due Diligence Fee	Upon the closing, our Managing Member shall be paid a due diligence fee of $500,000 upon the closing of this offering.

Asset Management Fee	Our Managing Member shall be paid an asset management fee equal to an annualized rate of 0.75% of the purchase price of all properties we hold. The asset management fee will be paid on the last day of each month and calculated based on the portfolio of properties as of the end of the prior month.

Acquisition Fee	Our Managing Member shall receive an acquisition fee equal to 1.0% of the purchase price and budgeted capital improvements of any properties we purchase, which shall be paid at the closing of the acquisition of such property.

Property Management Fee and Leasing Commissions	We may engage one or more third parties to manage and/or lease our properties, and may pay such third parties leasing commissions and/or property management fees, as applicable, equal to the then current market rates, for traditional property management services and leasing services, as applicable. Our Managing Member or its affiliates may, at our Managing Member’s discretion, directly provide property management and/or leasing services in exchange for property management and leasing fees, as applicable, equal to then current market rates.

Other Operating Expenses	We will reimburse our Managing Member and TwinRock Partners, LLC, as applicable, for all operating expenses incurred for the benefit of the Company, including, but not limited to, (i) legal, audit and accounting expenses (including audit, and financial statement or tax preparation services provided by our Managing Member, TwinRock Partners, LLC, and/or their affiliates or firms affiliated with them, and the costs of licensing or purchasing accounting software); (ii) bank charges; (iii) costs of holding member meetings; (iv) all transaction fees and costs related to the purchase and sale of assets incident to carrying out the purposes of the Company, including, but not limited to, real estate commissions paid to third parties and to our Managing Member; (v) the asset management fee; (vi) the property management fee; (vii) expenses incurred in conducting due diligence investigations of any property or other investment, including, but not limited to, the costs of appraisals, engineering reports, environmental assessments and other reports, third party consulting fees and related travel expenses, (viii) legal fees, consulting fees, reporting fees, travel and other out-of-pocket expenses relating to the acquisition, holding, refinancing and disposition of any property, and any other transaction involving any property (whether or not consummated) and extraordinary expenses, including, but not limited to, indemnification and litigation, custodian fees, taxes, and insurance; (ix) construction management costs and reimbursements, (x) all other costs and expenses incurred by our Managing Member or its affiliates in connection with our operation, including, but not limited to, the cost of director and officer liability insurance and other insurance policies, and (xi) property taxes, insurance, maintenance and repair obligations, service districts and/or association fees, financing and interest charges, as well as other operating expenses of the properties.

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Disposition Fees	Upon the sale or refinancing of any property, the Managing Member shall receive a fee equal to 1% of the total sales price of the applicable property or a fee equal to 1% of the new loan amount, as applicable.

Carried Interest	Our Managing Member holds a carried interest, which entitles it to receive 30% of the distributions, profits and losses of the Company, subject to the distributions provisions outlined below.

Managing Member Distributions

If and when our Managing Member decides to make distributions:

Any rental income and other cash flow from operations that are distributed shall be distributed or paid (1) first, 100% to the members until they have cumulatively received an amount equal to their preferred return that has accrued through the prior quarter; (2) second, 100% to our Managing Member, until our Managing Member has cumulatively received an amount equal to the sum of 30% of the aggregate preferred return that has been paid to the members; and (3) third, 70% to the members, and 30% to our Managing Member. Any other distributions, whether from the sale or refinancing of any property or otherwise, shall be distributed or paid, (1) first, 100% to the members until they have cumulatively received an amount equal to their preferred return that has accrued through the prior quarter; (2) second, 100% to the members until they have cumulatively received an amount equal to their total capital contributions; (3) third, 100% to our Managing Member, until our Managing Member has cumulatively received an amount equal to the sum of 30% of the aggregate preferred return that has been paid to the members; and (4) fourth, 70% to the members, and 30% to our Managing Member.

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OWNERSHIP AND DILUTION

Ownership Structure and Dilution

Subject to any future issuances of membership interests (See “Securities Being Offered — Issuance of Units, Creation of New Classes of Units and Additional Members”), investors in this offering will hold all of the membership interests in the Company, and the Managing Member shall retain a carried interest which entitles it to receive 30% of the distributions, profits and losses of the company, subject to the distributions provisions outlined below. See “Securities Being Offered – Distributions”.

Our Managing Member has the authority to issue an unlimited number of additional membership interests or other securities, although, under Regulation A, we are only allowed to sell up to $50,000,000 of our membership interests in any 12 month period (although we may raise capital in other ways). In particular, our Managing Member is authorized, subject to the restrictions of applicable securities laws, to provide for the issuance of an unlimited amount of one or more classes or series of membership interests, including preferred membership interests, and to fix the amount of membership interests, the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to each class or series thereof, without the approval of our members. After you purchase membership interests in this offering, our Managing Member may elect to (i) sell additional membership interests in this or future public offerings, (ii) issue equity interests in private offerings, or (iii) issue membership interests to our Managing Member, or its successors or assigns, in payment of an outstanding fee obligation. To the extent we issue additional membership interests after you purchase membership interests in this offering, your percentage ownership interest in us will be diluted by such interests.

Ownership of Principals

The table below sets forth the beneficial ownership of our membership interests as of the date of this offering circular for all executive management as a group, and each person or group that beneficially owns more than 10% of our membership interests. As of the date of this offering circular, no membership interests are outstanding. Our Managing Member, however, holds a carried interest (“Carried Interest”) in the company, which entitles it to receive 30% of our distributions, and an allocation of 30% of our profits and losses, subject to the distribution priority set forth below. See “Securities Being Offered – Distributions”. All of the issued and outstanding membership interests of our Managing Member, are owned by TwinRock Partners, LLC. All of the issued and outstanding membership interests of TwinRock Partners, LLC, are owned by Michael M. Meyer and Alexander Philips.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 180 Newport Center Drive, Suite 230, Newport Beach, CA 92660.

Name of Beneficial Owner(1)	Nature of Beneficial Interest	Percent of Carried Interest
TRP Management VII LLC	Carried Interest	100%
Twin Rock Partners, LLC	Carried Interest	100%
Alexander Philips	Carried Interest	100%
Michael M. Meyer	Carried Interest	100%
All directors and executive officers of our Managing Member and TwinRock Partners, LLC (2 persons)	Carried Interest	100%

(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

As described below, certain conflicts of interest are inherent in an investment in us. By investing in this offering, each member will be deemed to have consented to these conflicts and to have agreed not to assert any claim that any such conflicts violate any duty owed by us or our Managing Member or its affiliates to our members, or by our Managing Member or its affiliates to us.

Other Activities of our Managing Member’s Affiliates

TwinRock Partners, LLC, through various affiliates, currently owns proprietary interests in and/or manages other investment properties and investment funds that acquire real estate. In addition, TwinRock Partners, LLC and its affiliates may directly or indirectly engage in future activities in which their interests or the interests of their clients may conflict with our interests, or which may include transactions in similar assets as those held by us and/or assets located in the same geographic areas as properties purchased by us. In addition, TwinRock Partners, LLC, may directly or indirectly acquire proprietary interests in, manage or advise other real estate funds, vehicles or accounts that have investment objectives similar to or the same as ours and/or that engage in transactions involving the same type of property and in the same geographic area as the properties we acquire.

In addition, TwinRock Partners, LLC and/or its affiliates may give advice or take action with respect to its existing or future properties in which it holds a proprietary interest, that may differ from the advice given, or may involve a different timing or nature of action taken, than is given or taken with respect to us. Because of different objectives or other factors, TwinRock Partners, LLC, or one of its affiliates may purchase, or advise third parties to purchase, real estate or other assets at a time when we are selling similar property or assets. They may also, in the ordinary course of business, possess, or come into possession of, information relevant to our investment activities that they may be prohibited from using in connection with us, or disclosing to us, or that they may elect not to disclose.

Neither TwinRock Partners, LLC, our Managing Member nor any of their affiliates will have any duty, responsibility or obligation to refrain from (a) engaging in the same or similar activities or lines of business as us; (b) doing business with any potential or actual tenant, lender, purchaser, supplier, customer or competitor of ours or any fund; or (c) engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual tenants, lenders, purchasers, suppliers or customers of us or any fund.

In addition, any decisions by our Managing Member to renew, extend, modify or terminate an agreement or arrangement, or enter into similar agreements or arrangements in the future, may benefit us, TwinRock Partners, LLC, or any affiliated entities more than another or limit or impair our ability or the ability of TwinRock Partners, LLC, or any other affiliated entity to pursue business opportunities. In addition, third parties may require as a condition to their arrangements or agreements with or related to TwinRock Partners, LLC, us or any one particular affiliated entity, that such arrangements or agreements include or not include us or another affiliated entity, as the case may be. Any of these decisions may benefit us, TwinRock Partners, LLC, or one of the other affiliated entities more than another.

Co-Investments

Our Managing Member has the right, in its sole discretion, to determine whether TwinRock Partners, LLC, or any of its affiliates, may co-invest with us with respect to any particular property investment.

Interested Party Transactions

We may acquire properties, or an interest therein, from our affiliates or the affiliates of our Managing Member, from which our Managing Member or its affiliates may derive profit.

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Receipt of Fees and Other Compensation by our Managing Member and its affiliates

Our Managing Member and its affiliates will receive substantial fees (such as property management fees, leasing commissions and disposition fees) and distribution allocations from us, some of which will not be negotiated at arm’s length. These fees could influence our Managing Member’s advice to us as well as the judgment of affiliates of our Managing Member.  See “Management Compensation”.

SECURITIES BEING OFFERED

We currently have one class of membership interests, none of which shall be outstanding until such time as we begin closing on subscriptions in this offering. A description of certain material terms and provisions of our operating agreement affecting the rights of holders of our membership interests are set forth below. The description is intended as a summary, and is qualified in its entirety by reference to our operating agreement.

Subscription Holding Account

All accepted subscriptions shall be placed in a subscription holding account, and transferred to an operating account at such time as the funds are required to acquire or renovate properties, acquire other assets, or are otherwise required for operating capital. The Managing Member may, in its sole discretion, determine which members’ capital contributions are transferred to the operating account and need not transfer funds on a pro rata or first in basis. The Managing Member may base such determination on the size of the capital contribution made by the applicable member, the timing of the member’s capital contribution or on any other factors.

Preferred Return

At such time as a subscription amount is transferred to the operating account, a preferred return shall commence accruing on such capital contributions at a rate of eight percent (8%) per annum (cumulative, but not compounded).

Carried Interest

Our Managing Member holds a carried interest, which entitles it to receive 30% of the distributions, profits and losses of the Company, subject to the distributions provisions outlined below. See “Securities Being Offered - Distributions”.

Distributions

Our Managing Member, in its sole discretion, may determine the amount and timing of any distributions. When made, distributions shall be made according to the following:

Discretionary Distributions of Income. Any rental income and other cash flow from operations that are distributed, shall be distributed or paid (1) first, 100% to the members until they have cumulatively received an amount equal to their preferred return that has accrued through the prior quarter; (2) second, 100% to our Managing Member, until our Managing Member has cumulatively received an amount equal to the sum of 30% of the aggregate preferred return that has been paid to the members; and (3) third, 70% to the members, and 30% to our Managing Member.

Discretionary Distributions upon a Sale or Refinancing. Any other distributions, whether from the sale or refinancing of any property or otherwise, shall be distributed or paid, (1) first, 100% to the members until they have cumulatively received an amount equal to their preferred return that has accrued through the prior quarter; (2) second, 100% to the members until they have cumulatively received an amount equal to their total capital contributions; (3) third, 100% to our Managing Member, until our Managing Member has cumulatively received an amount equal to the sum of 30% of the aggregate preferred return that has been paid to the members; and (4) fourth, 70% to the members, and 30% to our Managing Member.

Profit and Losses

At the end of each fiscal year, our profits and losses will be allocated to the capital accounts of our members (pro rata in accordance with the percentage of the company they own), and our Managing Member, as applicable, in a manner so as to cause their capital accounts to match the intended priority distribution provisions outlined above.

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Redemption and Withdrawal

Our Managing Member, in its sole discretion, may require a member to withdraw all or a portion of its capital for any reason. Upon a withdrawal, we shall pay the withdrawing member an amount equal to the portion of such Member’s capital account to be withdrawn, less a liquidation and redemption fee equal to 1% of such amount. The withdrawing member’s capital account will be valued as of the date of withdrawal. A portion of the redemption proceeds, typically ten percent (10%), will be held by us until completion of our year-end audit.

Liability of Members

Except to the extent required to contribute capital in exchange for membership interests subscribed for, no member shall have any personal liability whatsoever in its capacity as a member, whether to us, to any of the other members or to our creditors, for the debts, liabilities, contracts or any other obligations of the company or for any losses of the company.

Voting Rights

Our members will have voting rights only with respect to certain matters, primarily relating to (a) amendments to our operating agreement that would adversely change the rights of our members, and (b) removal of our Managing Member for “cause”. Any vote shall be determined by the affirmative vote or consent of the holders of a majority or supermajority of our outstanding membership interests

Absence of Preemptive and Other Rights or Assessments

Our members have no preferential, preemptive, conversion or exchange rights. There are no sinking fund provisions applicable to our membership interests. When issued in accordance with our operating agreement and applicable law, membership interests shall not be subject to further capital calls or assessment by us.

Issuance of Units, Creation of New Classes of Units and Additional Members

We may, at our discretion, authorize and issue additional membership interests, including new classes of membership interests, and admit one or more recipients of such membership interests as additional members from time to time, on such terms and conditions and for such capital contributions, if any, as our Managing Member may deem favorable and advisable to us. Such additional members shall receive such distributions and allocations of profits and losses, and have such other rights, preferences and privileges, as may be determined by our Managing Member, and which may be senior to those of the existing members.

Appraisal or Partition

Under our operating agreement, each member waives its rights to any appraisal rights under the Delaware General Corporate Law (“DGCL”) or any rights to have any of our assets partitioned, or to file a complaint or to institute any suit, action, or proceeding at law or in equity asserting appraisal rights under the DGCL or to have any of our assets partitioned, and each Member, on behalf of itself, its successors, and its assigns hereby waives any such right.

Transferability of Membership Interests

Membership interests may only be transferred with the consent of our Managing Member (which may be granted or denied in its reasonable discretion), however, transfers may require a legal opinion satisfactory to our Managing Member. Any assignee of membership interests shall only be deemed the holder of an economic interest and shall not be admitted as a substituted member unless they comply with the substitute member admission requirements in our operating agreement which, among other things, requires (a) the consent of our Managing Member, in its sole discretion (provided, however, such consent shall not be required for certain permitted transfers, such as a transfer to certain trusts for estate planning purposes, or a transfer to the descendants of the member upon death); (b) the transferee executes instruments our Managing Member deems necessary to effect the admission of such person as a substituted member; and (c) payment of a transfer fee to us to cover reasonable expenses connected with such transfer.

24

Liability and Indemnification of Managing Member and its affiliates

Neither our Managing Member nor any affiliate of our Managing Member nor their respective employees, officers, agents, directors, members, shareholders or partners of such persons or the company, shall have any personal liability whatsoever to us, to any Member, or to any of our creditors, so long as such person acts in good faith; provided, however, that nothing contained herein shall protect any such party against any liability, as determined in a non-appealable final judgment, to which such party would otherwise be subject by reason of (a) any act or omission of such party that involves actual fraud or willful misconduct or (b) any transaction from which such party derives any improper personal benefit which is not permitted under our operating agreement.

In addition, we must indemnify, defend and save harmless our Managing Member and its affiliates, and at the discretion of our Managing Member, our employees and officers from any liability, loss or damage incurred by any such person by reason of any act performed or omitted to be performed by any such person in connection with our business; provided that if the liability, loss or claim arises out of any action or inaction of such person: (a) such person must have acted in good faith; and (b) the action or inaction must not constitute actual fraud or willful misconduct by such person, or a transaction from which such person derived an improper personal benefit not permitted under our operating agreement; and, provided further, that the indemnification shall be recoverable only from our assets and not from any assets of our members, except any undrawn or unpaid capital contributions of our members, or any other amounts our members may owe to us under our operating agreement or the DGCL.

Term

The company will terminate no later than December 31, 2026, which termination date may be extended for up to 3 years, in the sole discretion of the Managing Member. Upon termination of the company, our Managing Member shall wind up our affairs and our assets shall be distributed, first to our creditors, including members who are creditors, and then, to our members and our Managing Member in accordance with the distribution provisions outlined above. See “Securities Being Offered - Distributions”.

Reports

Our Managing Member will use its best efforts to cause our accountants to deliver as soon as reasonably feasible after the end of each taxable year, to each of our members, such information as may be necessary for the preparation of such member’s U.S. federal income tax returns.

Power of Attorney

Under our operating agreement, each member appoints our Managing Member as such member’s true and lawful attorney to sign, execute, certify, acknowledge, file various documents related to us, including, but not limited to, all documents our Managing Member deems appropriate to reflect any amendment, change, or modification of the operating agreement, and any other certificates or other instruments required to be filed by us under the laws of the State of Delaware or of any other state or jurisdiction, and any documents that may be required to dissolve and terminate the Company.

Amendments

Our Managing Member may, at any time, and without the approval of our members, amend our operating agreement for any reason; provided, however, that such amendment shall also require the affirmative vote or consent of the holders of a majority of the then outstanding membership interests if such amendment (i) adds to, subtracts from or otherwise modifies the purpose of the Company or the character of its business; (ii) enlarges the obligation of a member to make capital contributions; (iii) enlarges the liability of any member or the Managing Member; (iv) affects the exclusive authority of the Managing Member to withhold consent to the admission of a substituted member; (v) reduces or adversely affects the compensation and fees to be paid to the Managing Member, or the Company’s indemnification obligations to the Managing Member; or (vi) amends the amendment provision of our operating agreement.

25

Arbitration

By purchasing membership interests in this offering, our members agree to be bound by the arbitration provisions contained in Section 7 of our subscription agreement, which is Exhibit 2.2 to the Offering Statement of which this offering circular forms a part. Such arbitration provision applies to claims that may be made regarding this offering and, among other things, limits the ability of investors to bring class action lawsuits or similarly seek remedies on a class basis. The subscription agreement allows for either us or an investor to elect to enter into binding arbitration in the event of any claim in which we and the investor are adverse parties, including claims regarding this offering.

Certain Anti-Take Over Effects

We are a limited liability company organized under Delaware law.  Some provisions of Delaware law and our operating agreement may delay or prevent a transaction that would cause a change in our control.

•	Issuances of additional membership interests and classification of membership interests without member approval. Our operating agreement authorizes our Managing Member, without the approval of our members, to issue an unlimited amount of one or more classes or series of our membership interests, including preferred membership interests, and to fix the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to each class or series thereof. Our ability to issue additional membership interests and other securities could render more difficult or discourage an attempt to obtain control over our company by means of a tender offer, merger or otherwise.

•	Delaware Business Combination Statute—Section 203. Section 203 of the DGCL, which restricts certain business combinations with interested members in certain situations, does not apply to limited liability companies unless they elect to utilize it. Our operating agreement does not currently elect to have Section 203 of the DGCL apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested member for a period of three years after the date of the transaction by which that person became an interested member, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested member, and an interested member is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of voting membership interests. Our Managing Member may elect to amend our operating agreement at any time to have Section 203 apply to us.

•	Exclusive authority of our Managing Member to amend our operating agreement. Our operating agreement provides that our Managing Member has the exclusive power to adopt, alter or repeal any provision of our operating agreement, unless such amendment would adversely change the rights of the membership interests. Thus, our members generally may not effect changes to our operating agreement.

Transfer Agent and Registrar

___________, located at ___________, is the transfer agent and registrant for our membership interests.

26

TAX DISCUSSION

As a Delaware limited liability company, we will be treated as a partnership for U.S. federal income tax purposes. We, therefore, will not be subject to U.S. federal income tax. Rather, each member will be required to report on its U.S. federal income tax return, and thus take into account in determining its U.S. federal income tax liability, its allocated share of items of our income, gain, loss and deduction for our taxable year ending within or with your taxable year, substantially as if such items had been recognized directly by you. You will be required to pay tax on your share of our net income or gain without regard to whether we make corresponding cash distributions. In addition, certain investments may give rise to income subject to tax even though there may not be any corresponding cash receipt by us. Therefore, your tax liability related to us could exceed amounts distributed by us to you in any particular year.

The discussion above is general and is not intended to apply to all categories of investors, some of which may be subject to special rules. The actual tax and financial consequences of the purchase and ownership of membership interests will vary depending upon your circumstances, including, but not limited to, where you live. In addition, the discussion above is based on existing law as contained in the United States Tax Code, United States Treasury regulations, administrative rulings and court decisions as of the date of this offering circular; however, we do not represent and warrant that the discussion is accurate or complete. In addition, future changes to the law may, on either a prospective or retroactive basis, give rise to materially different tax considerations. No rulings have been or will be requested from tax authorities as to any matter, and there can be no assurance that tax authorities will not successfully assert a position contrary to one or more of the legal conclusions discussed herein. You should consult with your own tax adviser to confirm that all information above is accurate and complete, and to seek advice as to the specific United States, federal, state, local and foreign tax consequences to you in making an investment.

PLAN OF DISTRIBUTION

We are offering a minimum of $5,000,000 of membership interests and a maximum of $50,000,000 of membership interests on a “best efforts” basis. If $5,000,000 in subscriptions for the membership interests (the “Minimum Offering”) are not deposited in escrow on or before December 31, 2016 (the “Minimum Offering Period”), all subscriptions will be refunded to subscribers without deduction or interest. Subscribers have no right to a return of their funds during the Minimum Offering Period. If this minimum offering amount has been deposited by December 31, 2016, the offering may continue until the earlier of two years following the qualified date of the Offering Statement of which this offering circular forms a part (which date may be extended at our option in compliance with applicable law), the date when all membership interests have been sold or the date on which we, in our sole discretion, determine to terminate the offering.

We are not selling the membership interests through commissioned sales agents or underwriters. We will use our existing website https://invest.twinrockpartners.com/properties/find/, to provide notification of the offering.

This offering circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on our website.

Our website will be the exclusive means by which prospective investors may subscribe in this offering. All persons who express an interest in investing will be notified upon the qualification of this offering by the Securities and Exchange Commission (SEC), after which investors shall be able to log into our website using their credentials (username and password) established during the reservation process, and a button will appear that states “Invest” in TRP Fund VII LLC.

Once the “Invest” button is clicked, prospective investors will again be given a comprehensive overview of the process and procedures, which will require an e-signature, and will then begin a user friendly process of establishing their personal and financial identity, selecting the amount of membership interests to be purchased and how payment will be made, and executing subscription agreements. Once complete all purchasers will be emailed a confirmation, however, we will have the sole discretion of whether we shall accept the subscription of any investor.

27

If the minimum contingency for this offering is not satisfied or the offering is otherwise terminated, investor funds will be promptly refunded in accordance with Securities Exchange Act Rule 10b-9.

In order to subscribe to purchase the membership interests, a prospective investor must complete a subscription agreement and send payment by wire transfer or ACH. Investors must answer certain questions to determine compliance with the investment limitation set forth in Regulation A Rule 251(d)(2)(i)(C) under the Securities Act of 1933, which states that in offerings such as this one, the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth. In the case of an investor who is not a natural person, revenues or net assets for the investor’s most recently completed fiscal year are used instead.

By purchasing membership interests in this offering, our members agree to be bound by the arbitration provisions contained in Section 7 of our subscription agreement, which is Exhibit 2.2 to the Offering Statement of which this offering circular forms a part. See “Securities Being Offered – Arbitration”.

We have engaged _______________ to serve as our escrow agent for this offering.

No certificates representing membership interests shall be issued to you, and your membership interests shall be reflected in our books and records.

Employees of TwinRock Partners, LLC, are assisting with preparing the materials sent via email to persons who have submitted non-binding indications of interest and posted on our websites, and in developing the programming to be used for the actual investment process.  They do not have direct telephone, email exchanges or other contact with persons interested in purchasing the offered securities, except to gather additional information or clarification from persons who have subscribed to purchase securities on our website.

28

TRP Fund VII LLC

Delaware Limited Liability Company

Financial Statements and Independent Auditor’s Report

March 22, 2016

TRP FUND VII LLC

TABLE OF CONTENTS

F-1

To the Member of

TRP Fund VII LLC

Newport Beach, California

INDEPENDENT AUDITOR’S REPORT

Report on the Financial Statements

We have audited the accompanying financial statements of TRP Fund VII LLC, which comprise the balance sheet as of March 22, 2016, and the related statements of operations, changes in member’s equity, and cash flows for the period from March 21, 2016 (inception) to March 22, 2016, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

F-2

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TRP Fund VII LLC as of March 22, 2016, and the results of its operations and its cash flows for the period from March 21, 2016 (inception) to March 22, 2016, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the financial statements, the Company has not yet commenced planned principal operations and has not generated revenues or profits since inception. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Artesian CPA, LLC

Denver, Colorado

March 31, 2016

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

F-3

TRP FUND VII LLC
BALANCE SHEET
As of March 22, 2016

ASSETS
Current Assets:
Cash and cash equivalents	$-
Deferred offering costs	16,801
Total Current Assets	16,801

TOTAL ASSETS	$16,801

LIABILITIES AND MEMBER'S EQUITY
Liabilities:
Current Liabilities:
Accounts payable	19,777
Total Liabilities	19,777

Member's Equity:
Membership Units	-
Accumulated deficit	(2,976)
Total Member's Equity	(2,976)

TOTAL LIABILITIES AND MEMBER'S EQUITY	$16,801

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

F-4

TRP FUND VII LLC
STATEMENT OF OPERATIONS
For the period from March 21, 2016 (inception) to March 22, 2016

Net revenues	$-
Cost of net revenues	-
Gross Profit	-

Operating Expenses:
Professional fees	2,976
Total Operating Expenses	2,976

Net Loss	$(2,976)

Weighted-average units outstanding
-Basic and Diluted	N/A
Net loss per unit
-Basic and Diluted	N/A

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

F-5

TRP FUND VII LLC

STATEMENT OF CHANGES IN MEMBER’S EQUITY

For the period from March 21, 2016 (inception) to March 22, 2016

	Membership Units
	Number of		Accumulated	Total Member's
	Units	Amount	Deficit	Equity
Balance at March 21, 2016 (inception)	-	$-	$-	$-

Net Loss	-	-	(2,976)	(2,976)
Balance at March 22, 2016	-	$-	$(2,976)	$(2,976)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

F-6

TRP FUND VII LLC
STATEMENT OF CASH FLOWS
For the period from March 21, 2016 (inception) to March 22, 2016

Cash Flows From Operating Activities
Net Loss	$(2,976)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
(Increase)/Decrease in deferred offering costs	(16,801)
Increase/(Decrease) in accounts payable	19,777
Net Cash Used in Operating Activities	-

Net Change In Cash	-

Cash at Beginning of Period	-
Cash at End of Period	$-

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

F-7

TRP FUND VII LLC

NOTES TO FINANCIAL STATEMENTS

As of March 22, 2016 and for the period from March 21, 2016 (inception) to March 22, 2016

NOTE 1: NATURE OF OPERATIONS

TRP Fund VII LLC (the “Company”), is a limited liability company organized March 21, 2016 under the laws of Delaware. The Company was organized to source and acquire residential and commercial properties in Edmonton, Canada, Calgary, Canada, and other geographic locations as the Company may determine, and to renovate, lease, operate, and maintain such properties.

As of March 22, 2016, the Company has not commenced planned principal operations nor generated revenue. The Company’s activities since inception have consisted of formation activities and preparations to raise capital. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

The Company has elected to adopt early application of Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements; the Company does not present or disclose inception-to-date information and other remaining disclosure requirements of Topic 915.

The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

See accompanying Independent Auditor’s Report

F-8

TRP FUND VII LLC

NOTES TO FINANCIAL STATEMENTS

As of March 22, 2016 and for the period from March 21, 2016 (inception) to March 22, 2016

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

Revenue Recognition

The Company recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. No revenue has been earned or recognized as of March 22, 2016.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred. Certain expenses were incurred prior to the Company’s inception and are recognized in these financial statements as being incurred effective on the inception date.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 in accounting for its offering costs. Deferred offering costs consist principally of legal fees incurred in connection with an offering the Company intends to commence during 2016 under Regulation A. Prior to the completion of the offering, these costs are capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to member’s equity upon the completion of the offering or to expense if the offering is not completed. Deferred offerings costs of $16,801 are capitalized to the balance sheet as of March 22, 2016.

See accompanying Independent Auditor’s Report

F-9

TRP FUND VII LLC

NOTES TO FINANCIAL STATEMENTS

As of March 22, 2016 and for the period from March 21, 2016 (inception) to March 22, 2016

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in the statements. Income from the Company is reported and taxed to the members on their individual tax returns.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

Net Earnings or Loss per Unit

Net earnings or loss per unit is computed by dividing net income or loss by the weighted-average number of units outstanding during the period, excluding units subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per unit. Diluted net earnings or loss per unit reflect the actual weighted average of units issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive items are excluded from the computation of the diluted net earnings or loss per unit if their inclusion would be anti-dilutive. As no potentially dilutive items exist and no membership units are outstanding as of March 22, 2016, the Company has not presented basic net loss per unit or diluted net loss per unit.

NOTE 3: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans, and has not generated any revenues since inception. The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. No assurance can be given that the Company will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

See accompanying Independent Auditor’s Report

F-10

TRP FUND VII LLC

NOTES TO FINANCIAL STATEMENTS

As of March 22, 2016 and for the period from March 21, 2016 (inception) to March 22, 2016

NOTE 4: MEMBER’S EQUITY

No membership units have been issued and no capital has been contributed to the Company as of March 22, 2016. The Company is 100% owned by the managing member as of March 22, 2016 and is authorized to issue an unlimited number of additional membership units.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

NOTE 5: RELATED PARTY TRANSACTIONS

The Company has named TRP Management VII LLC (the “Managing Member”) as manager of the Company and is the sole member of the Company as of March 22, 2016.

The Company utilizes office space and office services provided at no cost from a related party. Such costs are immaterial to the financial statements and, accordingly, have not been reflected in these financial statements.

NOTE 6: RECENT ACCOUNTING PRONOUNCEMENTS

In June 2014, the FASB issued Accounting Standards Update (ASU) 2014-10 which eliminated the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and stockholders’ equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. This ASU is effective for annual reporting periods beginning after December 15, 2014, and interim periods beginning after December 15, 2015. Early application is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued. Upon adoption, entities will no longer present or disclose any information required by Topic 915. The Company has early adopted the new standard effective immediately.

In August 2014, the FASB issued ASU 2014-15 on “Presentation of Financial Statements Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments in this update provide such guidance. In doing so, the amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this update are effective for public and nonpublic entities for annual periods ending after December 15, 2016. Early adoption is permitted. The Company has not elected to early adopt this pronouncement.

See accompanying Independent Auditor’s Report

F-11

TRP FUND VII LLC

NOTES TO FINANCIAL STATEMENTS

As of March 22, 2016 and for the period from March 21, 2016 (inception) to March 22, 2016

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 7: SUBSEQUENT EVENTS

The Company has commenced efforts towards a securities offering under Regulation A for up to $50,000,000. Preparations for this offering have not yet been finalized, nor has the offering been qualified by the Securities and Exchange Commission.

Management has evaluated subsequent events through March 31, 2016, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

See accompanying Independent Auditor’s Report

F-12

Part III

EXHIBITS

2.1	Certificate of Formation

2.2	Operating Agreement

4.1	Form of Subscription Agreement

8.1	Escrow Agreement*

11.1	Consent of Artesian CPA, LLC

12.1	Opinion of Alliance Legal Partners, Inc.

* To be filed by amendment

30

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on April 15, 2016.

TRP Fund VII LLC

By:	TRP Management VII LLC

By: TwinRock Partners, LLC

By	/s/ Alexander Philips

Name: Alexander Philips

Title: Manager

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